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                                                                    EXHIBIT 20.2

CISCO COMPLETES ACQUISITION OF CLARITY WIRELESS INCORPORATED

SAN JOSE, Calif. -- November 18, 1998 -- Cisco Systems, Inc. today announced it has completed the acquisition of Clarity Wireless Incorporated of Belmont, Calif.

On September 15, 1998, Cisco Systems announced a definitive agreement to acquire privately held Clarity Wireless Incorporated. This acquisition provides Cisco with fixed wireless technology, which complements Cisco's current last mile solutions including dial, xDSL and cable. Under the terms of the acquisition, shares of Cisco common stock were exchanged for all outstanding shares and options of Clarity Wireless Incorporated. In connection with the acquisition, Cisco expects a one-time charge against after-tax earnings of between $.06 to $.09 per share for purchased in-process research and development expenses in the second fiscal quarter of 1999.

CISCO SYSTEMS

Cisco Systems, Inc. (NASDAQ:CSCO) is the worldwide leader in networking for the Internet. For more information visit Cisco PR Contacts

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This release may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Cisco with the SEC, specifically the most recent reports on Form 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in quarterly results, dependence on new product development, rapid technological and market change, acquisition strategy, manufacturing risks, risks associated with the Internet infrastructure, volatility of stock price, financial risk management and future growth subject to risks.